Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between Minerva Neurosciences, Inc (“Client”) and Inderjit Kaul, (“Consultant”) is effective as of November 14, 2025 (the “Effective Date”).

RECITALS

WHEREAS the Consultant is being appointed as a member of the Client’s Board of Directors (the “Board”) and in connection with that role, remains eligible to receive compensation from the Client consistent with the Client’s Amended and Restated Non-Employee Director Compensation Plan as in effect from time to time (the “Director Compensation Plan”), notwithstanding anything to the contrary herein;

WHEREAS the parties desire for the Client to engage Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor;

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Engagement of Services. Consultant agrees to provide consulting services to include, among other things, assistance with the Client’s clinical trial workstreams and such other related services upon request of Remy Luthringer, Client’s CEO (the “Executive”). Consultant agrees to exercise the highest degree of professionalism and utilize Consultant’s expertise and creative talents in performing these services. Consultant agrees to be available to perform such consulting services throughout the Consulting Period, which is anticipated to require approximately 25-30 hours per month throughout the Consulting Period, and to be reasonably available to meet with the Client at its offices or otherwise.

2. Compensation.

2.1 Cash Fee. As consideration for the services rendered by Consultant pursuant to this Agreement and for the assignment of certain of Consultant’s right, tile and interest pursuant hereto during the term of the Agreement, Consultant will be paid an hourly consulting fee of $450 per hour (the “Consulting Fee”). Consultant will invoice, via emails to the Executive, the Client monthly for the Consulting Fee and any reasonably incurred expenses (at cost) which are approved in advance by the Client (with reasonable receipts or other documentation of such expenses). Any undisputed Consulting Fee will be paid on a monthly basis within fifteen (15) days following the Client’s receipt of Consultant’s invoice.

2.2 Equity. Subject to the approval of the Client’s Board of Directors or the Compensation Committee thereof and the approval by the Client’s stockholders of an increase to the share reserve under the Client’s Amended and Restated 2013 Equity Incentive Plan (as amended from time to time, the “Plan”), Consultant shall be granted an option to purchase a number of shares of the Client’s Common Stock representing (when added to the number of shares of the Client’s Common Stock subject to any equity awards granted to Consultant pursuant to the Director Compensation Plan, including the Director Welcome Options (as defined in the Director Compensation Plan)) 0.7% of the Share Total (the “Option”). “Share Total” shall mean, as of the date of grant of the Option, the sum of (i) 6,993,406 shares of Common Stock outstanding as of the date hereof, plus (ii) subject to the approval by the Client’s stockholders of the issuance of Common Stock upon the conversion of Series A Preferred Stock at the Client’s 2025 Annual Meeting of Stockholders, 37,840,000 shares of Common Stock issuable upon the conversion of the 80,000 shares of Series A Preferred Stock outstanding as of the date hereof, plus (iii) outstanding options to purchase 1,620,125 shares of Common Stock as of the date hereof, plus (iv) subject to the approval of the Client’s Board of Directors or the Compensation Committee thereof, new options to purchase shares of Common Stock to be granted to members of the Client’s management team at the end of calendar year 2025, plus (v) annual options to purchase shares of the Client’s Common Stock to be granted to continuing non-employee directors pursuant to the Director Compensation Plan at the Client’s 2025 Annual Meeting of Stockholders, plus (vi) 575,575 shares of Common Stock issuable upon the exercise of pre-funded warrants outstanding as of the date hereof. Twenty-five percent (25%) of the Option shall vest after the completion of one year of continuous service as a Consultant following the Effective Date; an additional forty-five percent (45%) of the Option shall vest on the tenth day following the date of the Client’s public announcement that it has achieved, on a statistically significant basis, the primary endpoint of its Phase 3 confirmatory trial of roluperidone in schizophrenia at the 12-week timepoint (the “Milestone Event”); and the remaining thirty percent (30%) of the Option shall vest on the tenth day following the date of the Client’s public announcement of safety data from the 40-week relapse assessment phase; provided, however, in each case, that Consultant is providing services pursuant to this Agreement on each such vesting date.

In addition, and subject to approval of the Client’s Board of Directors or the Compensation Committee thereof, the Client shall use reasonable efforts to grant Consultant, on no greater than a quarterly basis, additional options to purchase shares of the Client’s Common Stock (each, an “Additional Option”) (x) to reflect any increase in the number of outstanding options under the Plan as of the applicable grant date of such Additional Option, and (y) to reflect the exercise of any Tranche A Warrants or Tranche B Warrants issued on October 23, 2025. The number of shares of Common Stock subject to each Additional Option shall equal, when combined with the Option and all previously granted Additional Options, if any, 0.7% of the sum of (A) the Share Total, (B) the number of shares of Common Stock subject to any additional options outstanding as of the grant date of such Additional Option that are not otherwise accounted for in clauses (iii) through (v) of the definition of Share Total, and (C) the number of shares of Common Stock (or Series A Preferred Stock on an as-converted basis) issued upon applicable exercises of Tranche A Warrants or Tranche B Warrants. Each Additional Option shall have the same vesting schedule as the Option (including, for the avoidance of doubt, the same vesting commencement date). Except as expressly provided herein, Consultant shall not be entitled to receive any Additional Options or other equity awards to maintain his ownership percentage, including in connection with any future financing transactions or other issuances of equity securities by the Client.

The Option, and any Additional Options, shall be granted under the Plan and shall be evidenced by a form of stock option agreement approved for use under the Plan, and shall in each case have an exercise price equal to the fair market value of the Client’s Common Stock on the applicable date of grant.

For the avoidance of doubt, Consultant shall be entitled to receive equity as described in the Director Compensation Plan for services provided as a non-employee director; provided, however, that Consultant shall not be entitled to receive an Annual Grant (as defined in the Director Compensation Plan) at the Client’s 2025 Annual Meeting of Stockholders but shall become eligible to receive Annual Grants beginning with the Client’s 2026 Annual Meeting of Stockholders and at each subsequent annual meeting, subject to the terms of the Director Compensation Plan. Such Annual Grants shall vest as provided in the Director Compensation Plan.

3. Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant will immediately disclose to the Client all Work Product. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist Client in every proper way to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

4. Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

5. Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform Consultant’s obligations hereunder; (b) Consultant has the right and unrestricted ability to assign the Work Product to Client as set forth in Sections 3 and 4 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (c) the Work Product has not heretofore been published in its entirety; and (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6. Independent Contractor Relationship. Consultant is an independent contractor and not an employee of the Client. Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. In completing the consulting services, Consultant agrees to provide Consultant’s own equipment, tools and other materials at Consultant’s own expense. Consultant is not authorized to represent that he/she is an agent, employee, or legal representative of the Client. Consultant is not authorized to make any representation, contract, or commitment on behalf of Client or incur any liabilities or obligations of any kind in the name of or on behalf of the Client. Consultant shall be free at all times to arrange the time and manner of performance of the consulting services. Consultant is not required to maintain any schedule of duties or assignments. Consultant will keep Client fully informed of the progress in performing the Services, and will from time to time, as reasonably requested by Client, provide status reports summarizing progress and outcomes to date. Consultant will furnish to Client a comprehensive report in hardcopy and electronic form (or in such other form as mutually agreed by the parties) at the conclusion of the Services or upon expiry or earlier termination of this Agreement. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Client; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the services hereunder.

7. Performance and Time Commitment. Consultant shall use Consultant’s best efforts, and shall devote the time necessary on an ongoing basis, to perform the Services such that the results are satisfactory to the Client. Consultant shall use best efforts to complete the Services in a timely manner and in accordance with timelines mutually agreed by Client and Consultant. Consultant’s services, and the results thereof, will be performed with, and be the product of, the highest degree of professional skill and expertise.

8. Consultant’s Responsibilities. As an independent contractor, the mode, manner, method and means used by Consultant in the performance of services shall be of Consultant’s selection and under the sole control and direction of Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. The Client shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

9. Tax Treatment. Consultant and the Client agree that the Client will treat Consultant as an independent contractor for purposes of all tax laws (local, state and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither Consultant nor Consultant’s employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of Consultant, is injured in any manner while performing obligations under this Agreement. Consultant will be solely responsible to pay any and all local, state, and/or federal income, social security and unemployment taxes for Consultant and Consultant’s employees. The Client will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement, except as provided herein. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant with the appropriate taxing authorities, as required by law.

10. No Employee Benefits. Consultant acknowledges and agrees that neither Consultant nor anyone acting on Consultant’s behalf shall receive any employee benefits of any kind from the Client. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of its/his/herself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Client’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Client to its employees.

11. Expenses and Liabilities. Consultant agrees that as an independent contractor, he/she is solely responsible for all expenses (and profits/losses) he/she incurs in connection with the performance of services. Consultant understands that he/she will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Client. In addition, the Client does not guarantee to Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

12. Non-Exclusivity. The Client reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights. Consultant reserves the right to perform services for other persons, provided that the performance of such services do not conflict or interfere with services provided pursuant to or obligations under this Agreement.

13. No Conflict of Interest/ No Solicitation.

13.1 No Conflict of Interest. During the term of this Agreement, unless written permission is given by the Executive, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by the Client nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant warrants that there is no other contract or duty on Consultant’s part that prevents or impedes Consultant’s performance under this Agreement. Consultant agrees to indemnify Client from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

13.2 No Solicitation. During the term of this Agreement, and for a period of one (1) year thereafter, Consultant will not, directly or indirectly (whether for compensation or without compensation) recruit, solicit or induce, or attempt to induce, any employee, consultant, or contractor of the Client to terminate their employment, contractual or other relationship with the Client.

14. Confidential Information. Consultant agrees to hold Client’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of Consultant’s services hereunder. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise, regarding Client or its business obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Client’s trade or industry and shall include, without limitation, (a) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information, other than Confidential Information Consultant may be entitled to retain as a result of his Board service. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Client and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with the Client or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15. Term and Termination.

15.1 Term. The initial term of this Agreement is for six (6) months from the Effective Date set forth above (the “Initial Term”), unless earlier terminated as provided in this Agreement. Thereafter, the parties may agree to extend the Initial Term for a six (6)-month term (the “Renewal Term”), which will automatically renew on its anniversary date, unless Client provides 15 days’ written notice prior to any such anniversary date that the Agreement will not renew. The “Consulting Period” is any period during which this Agreement is in effect pursuant to this Section 15.1, including the Initial Term and any Renewal Terms.

15.2 Termination. Either party may terminate this Agreement for any reason, or no reason, upon thirty (30) days’ advance written notice. The Client may terminate this Agreement before its expiration immediately if the Consultant materially breaches the Agreement. The parties agree that a “Material Breach” by Consultant shall occur if he/she: (i) fails to abide by any recognized professional standard, including any ethical standard; (ii) fails to provide services as reasonably requested by the Executive; (iii) secures other full-time employment that prohibits Consultant’s ability to provide services to the Client; (iv) breaches any other material obligations of this Agreement, or (v) violates local, state, or federal laws.

15.3 Effect of Termination. Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of Client’s Confidential Information delivered under this Agreement (other than any such Confidential Information Consulting may be permitted to retain in light of his Board service); (ii) shall delete any such Client Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries (other than any such Confidential Information Consulting may be permitted to retain in light of his Board service); and (iii) shall return to Client, or, at Client’s option, destroy, all copies of such Confidential Information then in Consultant’s possession (other than any such Confidential Information Consulting may be permitted to retain in light of his Board service);. In the event the Client terminates this

Agreement, or if Consultant terminates this Agreement, Consultant will not receive any additional consulting fees or other compensation contemplated under this Agreement (including, but not limited to, any Additional Options contemplated by Section 2.2 thereof) as of the date of termination. For avoidance of doubt, the termination of this Agreement will not result in the automatic termination or Consultant’s Board service or the termination of Client’s eligibility (if any as of the time of such termination) to receive from the Client compensation pursuant to the Director Compensation Plan.

15.4 Survival. The rights and obligations contained in Sections 3-6, 8-9, 13.2, 14, 15.3, 15.4, and 16-24 will survive any termination or expiration of this Agreement.

16. Indemnification. Consultant agrees to indemnify and hold harmless the Client, its officers, directors, owners, employees, sublicensees, customers, and agents (collectively the “Client Parties”) for any and all claims, losses, liabilities, damages, expenses and costs, including but not limited to attorneys’ fees, witnesses’ fees, and court costs, which result from: execution and performance of this Agreement including but not limited to: any intentional misconduct, gross negligence, or negligence by the Consultant or any of its subcontractors, officers, directors, employees, customers, or agents, by Client, its officers, directors, employees, sublicensees, customers, and agents, or by any third party. Consultant shall also indemnify and hold harmless the Client Parties for any and all claims, losses, liabilities, damages, expenses and costs, including but not limited to attorneys’ fees, witnesses’ fees, and court costs, imposed against the Client by Consultant or any of Consultant’s employees or by any other party (including private parties, governmental bodies and courts), including claims related to worker’s compensation, wage and hour laws, employment taxes, and benefits, and whether relating to Consultant’s status as an independent contractor, the status of Consultant’s personnel, or any other matters involving the acts or omissions of Consultant and Consultant’s personnel. Nothing in this provision is intended to restrict Consultant’s indemnification rights as a director of the Client.

17. Successors and Assigns. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

18. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by email or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

19. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts, as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts residents. Any suit involving this Agreement shall be brought in a court sitting in the Massachusetts. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.

20. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

21. Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

22. Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).

23. Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter. This Agreement shall not be changed, modified, supplemented or amended except by express written agreement signed by Consultant and the Client.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

“CLIENT”		“CONSULTANT”

MINERVA NEUROSCIENCES, INC.		INDERJIT KAUL

By:	/s/ Remy Luthringer	/s/ Inderjit Kaul

Name (print):	Remy Luthringer	Name (print):	Inderjit Kaul

Title:	Chief Executive Officer	Address:	[***]

Telephone:	[***]

Fax:	Tel:	[***]

Fax: